

**Ed Ruscha** (b. 1937)

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While prices for similar works have grown at annualized 16.8% return since 1985, they have accelerated in recent years growing at an annualized rate of 24.1% during the previous 10 year period.

INVESTMENT THESIS

Initial Offering Price

$1,399,000

Offering Circular

sec.gov

Price Appreciation of Similar Works

24.1%



$6.0m
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**Artist Market Sharpe Ratio**

(1986-2022)

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Ed Ruscha
0.83
All Art
0.28
S&P 500
0.59
Speculative Returns
High Risk-Adjusted Returns

67% Progress

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## Ed Ruscha

(b. 1937)

Ed Ruscha (b. 1937, Omaha NE) was initially intent on becoming a commercial artist, and so focused his studies on graphic design, photography and advertising while he worked as a sign painter. Words and phrases first appeared in Ruscha's own artistic practice in 1959, and as his style developed, Ruscha began to portray the substance of language by treating words as visual constructs: letters rendered in the liquid they are meant to describe or sculptural ribbons curling into text.

**Painting**


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**Artist Metrics**

| 2021 Total Auction Sales | 2021 Auction Lots Sold | All Time Record Price |
| --- | --- | --- |
| $28,804,813 | 13 | $52,485,000 |


Average Prices
2.2M
1.7M
1.1M
553.9K
10 11 12 13 14 15 16 17 18 19 20 21


Turnover by Year
114.4M
85.8M
57.2M
28.6M
10 11 12 13 14 15 16 17 18 19 20 21


Lots Auctioned
Sold
Unsold
85
63.75
42.5
21.25
10 11 12 13 14 15 16 17 18 19 20 21

**Why we like this painting**

- In 2013, Times magazine ranked artist Ed Ruscha among the 100 most influential people in the world, and his text-based paintings, photography and artist books have influenced subsequent generations of artists, from Bruce Nauman to Christopher Wool.
- In 2019, a new world record for the artist was set when "Hurting the Word Radio #2" (1964) sold for $52,485,000 on November 13, 2019 at Sotheby's, New York.
- Our acquisitions team has reviewed almost 180 examples of work by Ruscha from around the world, many of which are priced in excess of $5 million. Of these 180 works, this is only the fourth one we have selected to be offered on the Masterworks platform.
- The Painting is immediately recognizable as a prime example of Ed Ruscha's text-based work, which often explores the evolving nature of language, meaning, and expression. Specifically, the work belongs to Ruscha's well known series of skyscapes.
- Atmospheric skyscape paintings that incorporate text are particularly desirable within Ruscha's oeuvre, and as of March 23, 2023, large-scale examples executed in the same period as the Painting account for three of the artist's top ten price records at auction.
- As of March 27, 2023, examples similar in size to the Painting have sold in excess of $3,000,000 at auction and include: "Hell Heaven" (1988), which sold for $3,315,000 at Christie's in May 2019, and "Dear Friend" (1989), which sold for $4,928,500 at Christie's, in May 2019.

*Past price appreciation is no guarantee of future results. Historical sales data may be limited and not representative of the entire artist market. An investor must read the Offering Circular before making an investment decision.*

| | |
|---|---|
| Initial Offering Price | **$1,399,000** |
| Offering Circular | sec.gov/edgar |

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# ED RUSCHA

b. 1937, UNITED STATES



Oil on canvas | 30 × 30 in. (76 × 76 cm.)

Ed Ruscha is one of the most important American artists working today, whose use of imagery and techniques culled from commercial art and popular culture is immediately recognizable by its distinct style.

**$1,399,000**
INITIAL OFFERING

**16.8%**
ANNUAL APPRECIATION OF SIMILAR WORKS[1]

**24.1%**
ANNUAL APPRECIATION OF SIMILAR WORKS (PREVIOUS 10 YEARS)[1]

**▲0.83**
MARKET RISK-ADJUSTED APPRECIATION[2]

**23.4%**
ANNUAL GROWTH OF RECORD PRICE[3]

The Painting is a characteristic example of Ed Ruscha's text-based work, which often explores the evolving nature of language, meaning, and expression. Executed between 1983 and 1985, the Painting juxtaposes a single word set against an atmospheric backdrop, two recurring motifs within the artist's practice. With the combination of pale blue and grey brushstrokes, punctuated with accents of soft yellow, the background may reference the hazy sunsets of Los Angeles, which Ruscha has regularly painted since the 1970s. Visible against this colorful background, the Painting depicts the single word "SEE," executed in Ruscha's characteristic typography, which he calls "Boy Scout Utility," and rendered in gradually diminishing block letters. The artist developed this simple, standardized font in the early 1980s, as a means of eliminating distraction from the meaning of the words depicted. The juxtaposition of the bold letters against the soft sky creates a sense of theatricality, which Ruscha intended. The artist maintains that the combination of specific word(s) with particular backgrounds are not directly related, and the skyscapes are viewed as "anonymous backdrops…meant to support the drama of the words." Atmospheric skyscape paintings that incorporate text are particularly desirable within Ruscha's oeuvre, and as of March 27, 2023, large-scale examples executed in the same period as the Painting account for three of the artist's top ten price records at auction. As of March 27, 2023, examples more similar in scale to the Painting have achieved prices in excess of $3,000,000 at auction and include: *Hell Heaven* (1988), which sold for $3,315,000 at Christie's, New York, on May 16, 2019, and *Dear Friend* (1989), which sold for $4,928,500 at Christie's, New York, on May 15, 2019. The Painting's subject, composition, and execution make it a commercial and desirable work by Ed Ruscha.

Over the span of Ed Ruscha's impressive career, important institutional solo exhibitions have been organized by the Institute of Contemporary Arts, London, the Museum of Contemporary Art, Chicago, the Museum of Contemporary Art, Los Angeles, and the J. Paul Getty Museum, Los Angeles. Ruscha

**AS OF MARCH 27, 2023, THE TOP AUCTION PRICES FOR THE ARTIST WERE ACHIEVED BY *HURTING THE WORD RADIO #2* (1964) WHICH SOLD FOR $52,485,000 ON NOVEMBER 13, 2019 AT SOTHEBY'S, NEW YORK, FOLLOWED BY *SMASH* (1963) WHICH SOLD FOR $30,405,000 ON NOVEMBER 12, 2014 AT CHRISTIE'S, NEW YORK, AND *ANNIE* (1962) WHICH SOLD ONLINE FOR $22,975,000 ON JULY 10, 2020 AT CHRISTIE'S IN AN ONLINE SALE.**

has also been the subject of several retrospectives including "Cotton Puffs, Q-tips®, Smoke and Mirrors," which opened at the Whitney Museum of American Art in 2004 and traveled to the Museum of Contemporary Art, Los Angeles, and the National Gallery of Art, Washington. In 2005, Ruscha was chosen to represent the United States in the Venice Biennale, and from 2009 to 2010, a retrospective organized by the Hayward Gallery traveled to Munich and Stockholm. In 2013, Times magazine ranked Ed Ruscha among the 100 most influential people in the world, and his paintings, photography and artist books have influenced subsequent generations of artists, from Bruce Nauman to Christopher Wool. Ruscha's classic word paintings from the 1960's are among his most rare and desirable, selling for prices in excess of $20 million at auction. As of March 27, 2023, the top auction prices for the artist were achieved by *Hurting the Word Radio #2* (1964) which sold for $52,485,000 on November 13, 2019 at Sotheby's, New York, followed by *Smash* (1963) which sold for $30,405,000 on November 12, 2014 at Christie's, New York, and *Annie* (1962) which sold online for $22,975,000 on July 10, 2020 at Christie's in an online sale. Now in his eighties, the artist is represented by Gagosian Gallery, with whom he continues to exhibit new work.

AUCTION RESULTS FOR SIMILAR WORKS[4,5]


$6.0M
$4.5M
$3.0M
$1.5M
1984
1986
1989
1992
1995
1998
2001
2003
2006
2009
2012
2015
2017
2020
2022

Ed Ruscha (American, b. 1937) is one of the most important American artists working today. His use of imagery and techniques culled from commercial art and popular culture is immediately recognizable, and closely connects him with Pop Art. Ruscha was born in Omaha, Nebraska, in 1937, and grew up in Oklahoma City. As a child Ruscha was interested in photography, cinema and drawing. After graduating from high school in 1956, Rusha left home for California and drove west with his friend, artist Mason Williams. Ruscha settled in Los Angeles, which he viewed as the 'new frontier,' and enrolled at the Chouinard Art Institute, now the California Institute of the Arts (CalArts), where he studied under Robert Irwin. Initially intent on becoming a commercial artist, Ruscha focused his studies on graphic design, photography and advertising, while he worked as a sign painter on the side. At Chouinard, Ruscha nurtured an interest in the subversive word play of the Dadaists, and at times, his work was met with disdain; reportedly, one painting was even burned by an enraged faculty member. Words and phrases first appeared in Ruscha's own artistic practice in 1959, and as his style developed, Ruscha began to portray the substance of language by treating words as visual constructs: letters rendered in the liquid they are meant to describe or sculptural ribbons curling into text.




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IMPORTANT DISCLOSURES

1. Historical appreciation rates reflect an implied annualized return for a given artwork based on its purchase and sale at auction, including purchase and sale commissions paid to the auction house. Historical appreciation rates are not comparable to, or intended to represent or be a proxy, for returns on Masterworks shares. Artist information is presented for illustrative purposes only and Masterworks does not own, securitize, purchase or sell works by all of such artists. Past performance is no guarantee of future results, and an investor can lose money.

2. The risk-adjusted appreciation, otherwise known as "Sharpe Ratio", can be used to evaluate the total performance of an asset, portfolio, or in this case the artist's market, and indicates how well the artist's market has performed historically in comparison to the rate of return on a risk-free investment, such as U.S. government treasury bonds or bills. The market for Ed Ruscha has a risk-adjusted appreciation of 0.83. Risk-adjusted appreciation reflects (x) the average annualized artist market appreciation (depreciation) of all artworks by an artist that have sold at least twice at public auction (referred to as "repeat sales"), minus the risk-free rate of return. The risk-free rate of return is measured by the average annual risk-free rate at year end over the applicable time period, divided by (y) the volatility of the returns in an artist's market, as measured by the standard deviation of those returns. The applicable time period begins on the later of (a) the earliest purchase price date for the artist's first repeat sale and (b) December 31, 1989, the year end of the earliest year when other financial indices were available, and ends on the last sale date that the artist had a repeat sale. "Repeat sales" exclude artworks of an artist that were held for less than 1 year, meaning that an artwork was bought and sold at public auction in a span of less than 365 days, but may include transactions involving Masterworks acting as buyer or seller, and only include artworks reflective of the artist's main medium, as defined by Masterworks. This analysis is based on public records as tracked by Masterworks and by third-party data sources. Volatility represents the variation in the historical returns or price appreciation (depreciation) of an asset class over a set period of time. Higher volatility generally means more risk, and lower volatility generally means less risk, although volatility should not be considered a proxy for risk. This risk-adjusted appreciation metric should be considered in connection with other performance metrics, including the estimated historical CAGR implied from selected comparable sales.

3. A "record price" reflects the highest hammer price (excluding auction house buyer's premium) achieved at a public auction for any artwork by a particular artist. The art market considers the progression of record hammer prices to be an indication of an artist's market momentum and growth rate. Paintings by Ed Ruscha have a record price compound annual growth rate ("CAGR") of 23.4% from November 2, 1984 to September 30, 2022. This calculation is based on (i) a record price of $16,000 on November 2, 1984, the earliest date that a painting by the artist was sold at public auction according to publicly available data and (ii) $46,000,000, the most recent record price as of September 30, 2022, the date that the Masterworks internal public sale database was last populated with artist market records. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past record hammer price trends may not be indicative of future trends.

4. Past artwork pricing trends are not indicative of future pricing trends. Investing involves risk and investors must be prepared to hold their investment for an extended period.

5. The chart captures the historical data for selected auctions sales transactions, which are similar to the Painting. The selected sales data is intended to provide an estimate of the historical appreciation rate of the Painting by looking at a set of similar works by the artist that have sold at public auction. The set of similar sales comprise paintings by Ed Ruscha with the following criteria: canvas paintings executed 1980 to present that measure 20 inches by 20 inches to 75 inches by 75 inches, and that to the best of our ability to determine, feature prominent text with atmospheric skyscape backgrounds (depictions of sky with or without clouds) and excluding examples from the "City Lights" series, examples with mountains, and works that incorporate collage. When we were unable to determine the auction house Buyer's Premium, due to incomplete data, a default of 10% Premium was added to the hammer price. The data was sourced from publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Sale records that do not contain images may be excluded from the comparative set. Although the paintings in the described set have similar characteristics to the Painting, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that any of the data set forth is useful in determining the value of the Painting and you are urged not to place undue reliance on such data. The art transaction data is not intended to indicate past or expected performance of any security. Similar sales may include transactions involving Masterworks acting as a buyer or seller. For the purposes of the table, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date. The realized prices comprised by this set of transactions have increased at an estimated 16.8% CAGR implied from selected sales occurring from February 23, 1985 to October 28, 2020. Over the previous ten years, the realized prices comprised by this set of transactions have increased at an estimated 24.1% CAGR implied from selected sales occurring from May 13, 2015 to October 28, 2020.

**While the data above reflects historical price appreciation in the value of selected works by Ed Ruscha, investors in this offering will only receive net proceeds from the sale of the Painting, if any, after the sale of the Painting and only after reduction of fees and expenses payable by the company are paid. In addition, the past performance of Ed Ruscha paintings is not necessarily indicative of future performance. Accordingly, investors should not place undue reliance on the historical trends reflected in this data.**

**INDICES ARE UNMANAGED. AN INVESTOR CANNOT INVEST DIRECTLY IN AN INDEX. INDICES ARE USED FOR COMPARATIVE MODELLING PURPOSES ONLY. THE TIMING OF TRANSACTIONS RELATING TO AN ASSET OR PORTFOLIO, ADVISORY, AND TRANSACTION FEES, AND OTHER MANAGEMENT ACTIVITIES CAN CREATE SIGNIFICANT DIFFERENCES BETWEEN THE PERFORMANCE OF AN INDEX AND AN INVESTMENT SEEKING SIMILAR OR SUPERIOR RELATIVE PERFORMANCE RESULTS.**

**The above disclosures in this section represent auction sales only and do not purport to include data regarding the total number of Ed Ruscha paintings currently in existence. The Company has been unable to find a reliable source of information regarding the total number of Ed Ruscha paintings currently in existence and therefore is unable to provide such information at this time.**